Exhibit 4.21

August 29, 2003

U S Liquids Inc.
411 N. Sam Houston Pkwy. E.
Houston, TX 77060
Attention: Treasurer

     Re: Seventeenth Amendment, Waiver and Consent

Ladies and Gentlemen:

     Please refer to (a) the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as previously amended, the “Credit Agreement”) among U S Liquids Inc. (the “Company”), various financial institutions and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Agent; and (b) each of the following documents: the waiver dated October 4, 2002, the waiver dated October 25, 2002, the waiver and amendment dated as of December 23, 2002, the waiver and amendment dated January 14, 2003, the waiver and amendment dated as of January 31, 2003 (the “1/31/03 Waiver”), the waiver and amendment dated as of March 31, 2003 (the “3/31/03 Waiver”), the amendment and consent dated as of June 30, 2003, the letter agreement dated as of July 15, 2003 regarding the deferral of interest and the amendment, waiver and consent dated as of July 30, 2003 (collectively, the “Prior Waiver Letters”).

     Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement.

     1. Introduction. The Company has requested that the Banks (a) waive certain existing defaults, (b) amend various financial covenants and (c) extend the Termination Date.

     2. Agreements Requiring the Consent of all Banks.

     (a) Deferral of Commitment Reductions. The Banks agree that the $2,100,000 and $3,400,000 reductions in the Commitment Amount that are currently scheduled to occur on August 29, 2003 may be deferred to December 1, 2003.

     (b) Extension of Termination Date. The definition of “Termination Date” set forth in Section 1.1 of the Credit Agreement is amended by deleting the reference to “August 29, 2003” therein and substituting “December 1, 2003” therefor.

     3. Agreements Requiring the Consent of the Required Banks.

     (a) Waivers. The Required Banks (i) waive any Event of Default arising from the resignation of Michael P. Lawlor as Chief Executive Officer of the Company and approve the appointment of William DeArman as Chief Executive Officer of the Company, (ii) waive through December 1, 2003 any Event of Default arising from the resignation of Cary Grossman as Chief Financial Officer of the Company and (iii) waive through December 1, 2003 any Event of Default resulting from the failure of the Company to comply with Section Section 10.26 (Minimum Cumulative EBITDA) for the periods ended May 31, 2003 and June 30, 2003 and

U S Liquids Inc.
August 29, 2003

Sections 10.6.1 (Minimum Net Worth), 10.6.3 (Funded Debt to Adjusted EBITDA Ratio) for the period ended June 30, 2003 of the Credit Agreement for the periods ended March 31, 2003 and June 30, 2003.

     (b) Amendments to Definitions of “EBITDA” and “Net Worth”. The definitions of “EBITDA” and “Net Worth” are amended in their entirety to read as follows, respectively:

   EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period, all calculated on a pro forma basis in accordance with Article 11 of Regulation S-X of the SEC, plus, to the extent deducted in determining such Consolidated Net Income, up to $4,000,000 in the aggregate of non-cash charges taken by the Company during the Fiscal Quarters ending December 31, 2002 and/or March 31, 2003, plus/minus (but without duplication), to the extent deducted or added in determining such Consolidated Net Income, any loss or gain resulting from the disposition of U S Liquids of La., L.P., Parallel Products of Kentucky, Inc., Romic Environmental Technologies Corporation and USL Parallel Products of California, plus (but without duplication), to the extent deducted in determining such Consolidated Net Income, non-cash expenses relating to the accrual of severance payments to former employees of the Company and its Subsidiaries.

   Net Worth means, at any time, the sum of the Company’s consolidated stockholders’ equity (including preferred stock accounts) at such time plus all Asset Sale Charges, Bonus Charges and FAS 142 Charges taken after June 1, 2001 plus/minus (but without duplication), to the extent deducted or added in determining such Net Worth, any loss or gain resulting from the disposition of U S Liquids of La., L.P., Parallel Products of Kentucky, Inc., Romic Environmental Technologies Corporation and USL Parallel Products of California plus (but without duplication), to the extent deducted in determining such Net Worth, non-cash expenses relating to the accrual of severance payments to former employees of the Company and its Subsidiaries.

     (c) Amendments to Financial Covenants. Sections 10.6.1, 10.6.2, 10.6.3, 10.6.4, 10.26 and 10.27 of the Credit Agreement are amended in their entirety to read as follows, respectively:

   “10.6.1 Minimum Net Worth. Not permit the Net Worth of the Company at any time during any month to be less than the applicable amount set forth below:

Month	Minimum Net Worth

July 2003	$10,300,000
August 2003	$8,594,000
September 2003	$7,778,000
October 2003	$7,143,000

   10.6.2 Disbursements. Not permit the aggregate amount of disbursements that constitute “U.S. Disbursements” (as set forth in the projections delivered by the Company

U S Liquids Inc.
August 29, 2003

to the Banks on August 26, 2003) during any period to exceed 110% of the amount designated as the “Total U.S. Disbursements” in such projections for such period, it being understood that for any period in which “U.S Disbursements” are less than 110% of such amount, the Company may carry-over such excess to the succeeding period.

   10.6.3 Funded Debt to Adjusted EBITDA Ratio. Not permit the Funded Debt to Adjusted EBITDA Ratio as of the last day of any month to be greater than the applicable ratio set forth below:

Measurement Date	Maximum Ratio

July 31, 2003	13.8 to 1.0
August 31, 2003	5.10 to 1.0
September 30, 2003	7.81 to 1.0
October 31, 2003	9.74 to 1.0	.

   10.6.4 Capital Expenditures. Not permit the aggregate amount of Capital Expenditures (excluding amounts, if any, paid to consummate acquisitions permitted by Section 10.11(c) which constitute Capital Expenditures) made by the Company and its Subsidiaries from and after July 1, 2003 to exceed $1,000,000.

   10.26 Minimum Cumulative EBITDA. Not permit cumulative EBITDA for any period beginning on July 1, 2003 and ending on the last day of any month thereafter to be less than the applicable amount set forth below:

Period Ending	Cumulative EBITDA

July 31, 2003	$(651,000)
August 31, 2003	$(588,000)
September 30, 2003	$(441,000)
October 31, 2003	$(250,000).

   10.27 Accounts Receivable Coverage Ratio. Not permit at any time during any month the ratio (expressed as a percentage) of (a) the net book value of accounts receivable (determined in accordance with GAAP, but excluding all intercompany receivables) to (b) Total Outstandings to be less than the applicable amount set forth below:

Month	Minimum Ratio

July 2003	12%
August 2003	45%
September 2003	45%
October 2003	45%

     (d) Addition of New Section 10.28. The following new Section 10.28 is added to the Credit Agreement in appropriate sequence:

U S Liquids Inc.
August 29, 2003

   10.28 Minimum Monthly EBITDA. Not permit the cumulative aggregate net income (before the deduction of interest expense, income tax expense, depreciation and amortization) of Waste Research and Recovery, Inc., U S Liquids of Detroit, Inc. and U S Liquids of Florida, Inc. beginning on July 1, 2003 and ending on the last day of any month thereafter to be less than the applicable amount set forth below:

Month Ending	Monthly EBITDA

July 31, 2003	$330,000
August 31, 2003	$645,000
September 30, 2003	$1,045,000
October 31, 2003	$1,447,000	.

     4. Limitation on Outstandings. During the period from the date hereof through the Termination Date, the Company shall not request, and the Banks shall have no obligation to make (and the Issuing Bank shall have no obligation to issue), any Loan or Letter of Credit if the Total Outstandings would exceed during any week the lesser of (i) the Commitment Amount and (ii) 110% of the amount designated as the “U.S. Disbursements” for such week in the projections delivered by the Company to the Banks on August 26, 2003.

     5. Reduction of the Commitment Amount. Concurrently with the effectiveness hereof, the Commitment Amount shall be reduced by $1,500,000 (and if, after giving effect to such reduction, the Total Outstandings exceed the Commitment Amount, the Company shall prepay the Loans in an amount equal to such excess).

     6. Application of Net Cash Proceeds. All Net Cash Proceeds received by the Company or any Subsidiary from any Asset Sale or issuance of Debt or equity securities shall be applied in the following order:

     (a) first, to pay accrued fees and expenses of the Agent;

     (b) second, to pay accrued interest (other than the amendment fee described in Section 8) on the Loans and other accrued fees;

     (c) third, to pay principal on the Loans and cash collateralize Letters of Credit; and

     (d) fourth, to pay all other liabilities of the Company and its Subsidiaries under the Loan Documents.

     7. Effectiveness. This letter shall become effective upon receipt by the Agent of the following:

     (a) counterparts hereof (or facsimiles thereof) executed by the Company and the Required Banks; provided that the agreements set forth in Section 2 shall not become effective until receipt by the Agent of counterparts hereof (or facsimiles thereof) executed by the Company and each Bank;

U S Liquids Inc.
August 29, 2003

     (b) a confirmation of the Guarantors substantially in the form of Exhibit A; and

     (c) evidence that the Company has paid all fees and expenses of the Agent (including all attorneys’ fees and charges) incurred on or prior to the date hereof).

     8. Amendment Fee. In consideration of the execution and delivery hereof by the Banks, the Company agrees that it will pay to the Agent, for the account of each Bank, an amendment fee (the “Amendment Fee”) equal to 0.20% of the amount of such Bank’s Commitment (after giving effect to the reduction of the Commitment Amount on the date hereof. The Amendment Fee shall be fully earned upon the effectiveness of this letter and shall be payable on December 1, 2003; provided that (i) if the Commitment Amount has been reduced by $5,000,000 or more between the date of effectiveness of this letter and December 1, 2003, one-half of the Amendment Fee will be waived; and (ii) if the Commitments have been terminated and all amounts owing under the Credit Agreement have been paid in full on or prior to December 1, 2003, the entire Amendment Fee will be waived.

     9. Miscellaneous.

     (a) This letter is limited to the matters specifically set forth herein and shall not be deemed to constitute a waiver or consent with respect to any other matter whatsoever. The Agent and the Banks hereby reserve all of their rights, powers and remedies under the Credit Agreement and applicable law.

     (b) This letter may be executed in counterparts and by the parties hereto on separate counterparts.

     (c) This letter shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

     (d) Except as otherwise expressly amended or modified herein, the Credit Agreement and the Prior Waiver Letters (including the representations, warranties, covenants and Events of Default contained therein) shall remain in full force and effect and are hereby ratified and confirmed in all respects.

     (e) Except to the extent expressly set forth herein, the Agent and the Banks do not waive any, but instead hereby expressly reserve all, claims, rights, power and remedies available to the Agent and the Banks under the Credit Agreement and/or applicable law resulting from any event (whether now existing or hereafter arising) that constitutes an Event of Default or Unmatured Event of Default.

     (f) The Company shall deliver to the Agent not later than September 8, 2003 copies of resolutions of the Board of Directors of the Company authorizing the execution and delivery by the Company of this letter and the performance by the Company of its obligations hereunder.

[SIGNATURE PAGES FOLLOW]

U S Liquids Inc.
August 29, 2003

     Please acknowledge the foregoing by signing a copy of this letter and returning it to the Agent.

Very truly yours,

BANK OF AMERICA, N.A., as Agent

By:

Title:

BANK OF AMERICA, N.A., as a Bank

By:

Title:

FLEET NATIONAL BANK

By:

Title:

BANK ONE, NA

By:

Title:

THE BANK OF NOVA SCOTIA

By:

Title:

UNION BANK OF CALIFORNIA

By:

Title:

U S Liquids Inc.
August 29, 2003

COMERICA BANK

By:

Title:

WELLS FARGO BANK, N.A.

By:

Title:

BNP PARIBAS

By:

Title:

By:

Title:

ACKNOWLEDGED AND AGREED:

U S LIQUIDS INC.

By:

Title:

U S Liquids Inc.
August 29, 2003

CONFIRMATION

August     , 2003

To:	Bank of America, N.A., individually and as Agent, and the other financial institutions party to the Credit Agreement referred to below

     Please refer to the amendment, waiver and consent letter dated as of the date hereof (the “Amendment and Consent”) with respect to the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as amended, the “Credit Agreement”) among U S Liquids Inc., various financial institutions (the “Banks”) and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Agent (the “Agent”).

     Each of the undersigned hereby confirms to the Agent and the Banks that such undersigned has received a copy of the Amendment and Consent and that, after giving effect to the Amendment and Consent and the transactions contemplated thereby, each Loan Document to which such undersigned is a party continues in full force and effect and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms.

EARTH BLENDS, INC.
MBO, INC.
THE NATIONAL SOLVENT EXCHANGE CORP.
PARALLEL PRODUCTS OF FLORIDA, INC.
RE-CLAIM ENVIRONMENTAL LOUISIANA, L.L.C.
USL FIRST SOURCE, INC.
U S LIQUIDS GREAT LAKES, INC.
U S LIQUIDS OF HOUSTON, L.L.C.
U S LIQUIDS OF DALLAS, L.L.C.
U S LIQUIDS OF CENTRAL TEXAS, L.L.C.
U S LIQUIDS OF CONNECTICUT, INC.
U S LIQUIDS OF GREATER CHICAGO, INC.
U S LIQUIDS OF PENNSYLVANIA, INC.
U S LIQUIDS OF TEXAS, INC.
U S LIQUIDS LP HOLDING CO.
U S LIQUIDS NORTHEAST, INC.
U S LIQUIDS TERMINAL SERVICES, INC.
U S LIQUIDS OF DETROIT, INC.
U S LIQUIDS OF FLORIDA, INC.
USL ENVIRONMENTAL SERVICES, INC.
USL GENERAL MANAGEMENT, INC.

U S Liquids Inc.
August 29, 2003

WASTE RESEARCH AND RECOVERY, INC. WASTE STREAM ENVIRONMENTAL, INC.

By:

Name:

Title:

USL MANAGEMENT LIMITED PARTNERSHIP

By:	USL General Management, Inc., its General Partner

By:

Name:

Title:

GEM MANAGEMENT, INC.

By:

Name:

Title: